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                                                                      EXHIBIT 99

NEWS RELEASE                                [LOGO OF BELL ATLANTIC APPEARS HERE]




FOR IMMEDIATE RELEASE                   Contact:
Oct. 13, 1998                           David Frail
                                        212-395-7726
                                        david.frail@bellatlantic.com

                                        Jim Crosson
                                        212-395-2285
                                        james.crosson@bellatlantic.com


              BELL ATLANTIC INITIATIVES TO RESULT IN $1.1 BILLION
                              IN AFTER-TAX CHARGES

                     Pension Offer and Productivity Gains
                    To Result In Permanent Force Reductions

       NEW YORK -- Bell Atlantic (NYSE:BEL) said today that it will take charges in the third quarter totaling approximately $1.1 billion after taxes, or $.70 per diluted share, related to the costs of completing an enhanced pension offer, a revaluation of several international assets, and other items. The charges are mainly non-cash in nature.

       Frederic V. Salerno, Bell Atlantic senior executive vice president and CFO, said, "We remain confident we will meet our targets for adjusted earnings growth in 1998."

       Charges of approximately $500 million, or $.32 per share, will be recorded primarily for the completion of a retirement incentive program begun at NYNEX in 1994 and extended through the end of next year as part of recent union contract settlements.

       Of 13,800 eligible union-represented employees, approximately 5,200 workers accepted the offer and will voluntarily leave the company in stages over the next 14 months. As a result of productivity gains, the company anticipates that less than half of the workers who take advantage of the program will be replaced.
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       Lawrence T. Babbio, Jr., Bell Atlantic president and CEO - Network, said,
  "Combining the best practices of Bell Atlantic and NYNEX is allowing us to handle increasing business volumes with greater efficiency and higher quality. We're confident that we will see continued productivity improvements, which will give us a great deal of flexibility in meeting our financial goals and funding start-up costs for our new businesses in 1999."

       Charges totaling approximately $545 million, or $.35 per share, will be taken primarily for write-downs in the value of TelecomAsia, Bell Atlantic's wireline investment in Thailand, and Excelcomindo, its wireless investment in Indonesia.

       "We have concluded that the currency devaluations and severe economic conditions in Asia will have an impact on the book value of our Thai and Indonesian holdings," Salerno said. "As a result, we are making the accounting adjustments we are announcing today.

       "We remain committed to both investments, which we have always viewed as long-term opportunities."

       Bell Atlantic accounts for the TelecomAsia and Excelcomindo investments under the cost method. The company has limited exposure to Asian and other emerging markets.

       Approximately $55 million in charges, or $.03 per share, are primarily for transition costs related to the Bell Atlantic-NYNEX merger and a write-off of video equipment that has been superseded by Bell Atlantic's digital video offering in partnership with DirecTV and USSB, and its planned next-generation broadband network.

       Bell Atlantic will announce its third-quarter results on Oct. 21.

       Bell Atlantic is at the forefront of the new communications and information industry. With more than 41 million telephone access lines and more than seven million wireless customers worldwide, Bell Atlantic companies are premier providers of advanced wireline voice and data services, market leaders in wireless services and the world's largest publishers of directory information. Bell Atlantic companies are also among the world's largest investors in high-growth global communications markets, with operations and investments in 23 countries.
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  NOTE:  This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Discussion of factors that may affect future results is contained in our recent filings with the Securities and Exchange Commission.


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